Exhibit 4.7b

March 30, 2006

Mr. Michael J. Schumacher
Mr. Ron Moschetta
Strasbourger Pearson Tulcin Wolff Inc.
33 Whitehall Street - 17th Floor
New York, NY 10004

Re:	MISCOR Group, Ltd.
Subordinated Convertible Debentures

Gentlemen:

We are writing to provide you with an update of our efforts to file a Registration Statement on Form S-1 and complete the other actions necessary for registration of MISCOR Common Stock with the Securities and Exchange Commission (“SEC”). We also would like to update you on our long-term refinancing efforts.

Registration Statement on Form S-1

On October 31, 2005 we submitted the Form S-1 to the SEC and received the SEC’s comment letter back on November 30, 2005. We responded to the SEC and submitted our amended Form S-1 on December 30, 2005. We subsequently received a second comment letter from the SEC on January 13, 2006 and responded to the SEC and submitted our second amendment to the Form S-1 on January 25, 2006. We received a third comment letter from the SEC on February 3, 2006 that we believe we can adequately address in a third amendment to the Form S-1.

However, because of the length of the SEC comment process, our third quarter unaudited and 2004 audited financial statements included in the Form S-1 went stale on February 7, 2006 and February 14, 2006, respectively. Accordingly, we have to update the Form S-1 to include our 2005 audited financial statements, which has delayed our response to the SEC’s third comment letter while we work to complete the 2005 audit.

We expect to complete the audit, amend the Form S-1 to include the updated financial statements and address the SEC’s other comments, and resubmit the Form S-1 to the SEC in April, 2006. We expect the Form S-1 to be effective in May, 2006 and that our Common Stock will be quoted on the OTCBB in July, 2006.

Re-financing Efforts

In recent months, we have had discussions with various financial institutions concerning our long term financing to support our working capital needs and growth plans. One issue that has been raised is the maturity date of the subordinated convertible debentures issued in 2005, for which you acted as placement agent. Based on our conversations with these financing institutions, we believe that to obtain any additional financing the maturity date will need to be extended for one year from February 28, 2007 to February 28, 2008. We believe that this extension would benefit our debenture holders and MISCOR in the following ways:

-	assist the company in obtaining additional working capital which would allow it to support continued growth and better meet our vendors’ payment terms,

-	assist the company in obtaining financing for business acquisitions,

-	the debenture holders would have another year to realize appreciation on the conversion of their debentures into MISCOR Common Stock, and

-
assist the company in obtaining financing that could possibly include the payoff of all outstanding convertible debt to Laurus Master Fund, which would eliminate up to 40 million underlying shares of MISCOR common stock and the related dilutive effects of the issuance of those shares.

Approval

We respectfully request that Strasbourger, Pearson, Tulcin Wolff, Inc., as agent for and on behalf of the holders of the subordinated convertible debentures, approve the extension of the maturity date of all subordinated convertible debentures from February 28, 2007 to February 28, 2008. By giving such approval, you confirm that you will notify the holders of the subordinated convertible debentures of the extension of the maturity date.

To indicate your approval, please sign a copy of this letter at the space below and return the signed copy to me.

Should you have any questions, please contact Rich Mullin, Vice President & CFO, at 574-234-8131 or rmullin@magnetech.com.

Best Regards,

MISCOR Group, Ltd.

/s/ John A. Martell

John A. Martell
President & CEO

ACCEPTED AND AGREED ON BEHALF OF ALL
HOLDERS OF CONVERTIBLE DEBENTURES:

STRASBOURGER PEARSON TULCIN WOLFF INC.

By:	/s/ Ron Marchetta

Printed Name:	Ron Marchetta

Title:

Date:	April 16, 2006

ACKNOWLEDGED BY: STRASBOURGER PEARSON TULCIN WOLFF INCORPORATED

By:	/s/ Michael J. Schumacher
Michael J. Schumacher President

Date:	April 19, 2006